Securities and Exchange Commission
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 30, 2010

INTERNATIONAL DEVELOPMENT AND ENVIRONMENTAL HOLDINGS
(Name of Registrant as specified in its charter)

Nevada	000-54106	32-0237237
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1173A Second Avenue
Suite 327
New York, NY 10065
 (Address and telephone number of principal executive offices)

1701 E. Woodfield Rd.
Suite 915
Schaumburg, IL 60173
 (Previous address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 30, 2010, Cynthia DeMonte and Matthew Schilowitz were both appointed to fill existing vacancies on the Company’s Board of Directors in accordance with the written consent of majority of directors dated November 30, 2010. Neither Ms. DeMont nor Mr. Schilowitz had any prior relationship with the Company.

Ms. DeMonte holds significant expertise in marketing, communications, investor and public relations expertise.  She is the founder and owner of DeMonte Associates, a boutique marketing communications firm since 1995, having represented over two hundred public and private entities with functions ranging from investor relations to strategic marketing.  Prior to the founding of her firm, she served in senior capacities at the Financial Relations Board, Ruder Finn and Investor Access.  She also acted as a Senior Associate at Gruntal & Co.’s investment banking department, prior to its acquisition by the Home Group.  She is a graduate of New York University.

Mr. Schilowitz has over twenty-five years of experience in large-scale real estate and construction development, in both domestic and international arenas.  Most recently, he acquired and redeveloped the Acanto Hotel, one of the most successful boutique hotels in Playa del Carmen, Mexico.  Mr. Schilowitz additionally owns and operates 4 residential and commercial buildings in the Playa del Carmen area is planning the expansion and development of the “Acanto” brand on 21 acres of property in the Caribbean.  Prior to this acquisition, Mr. Schilowitz founded and grew a large real estate construction and development company in Long Island, New York.  He was responsible for the construction and development of a multitude of single-family homes, including the creation of seven residential developments and the development of several commercial properties.  Mr. Schilowitz holds a B.A. in Business Administration from the A.B. Freeman School of Business at Tulane University. He is a Founder, Builder and Trustee of The Hampton Synagogue, The Westhampton Beach Performing Arts Center, The North American Board of Rabbis and other not- for-profit causes.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:   December 2,  2010

International Development and
Environmental Holdings

/s/ Scott Lieberman
By: Scott Lieberman, CEO